As filed with the Securities and Exchange Commission on October 31, 2017
Registration No. 333-216458

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1311	73-0785597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1001 Noble Energy Way
Houston, Texas 77070
(281) 872-3100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arnold J. Johnson
Senior Vice President, General Counsel and Secretary
Noble Energy, Inc.
1001 Noble Energy Way
Houston, Texas 77070
(281) 872-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank E. Bayouth, Esq.
Eric C. Otness, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, Texas 77002
(713) 655-5100

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒

Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐

Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form S-4 (File No. 333-216458) of Noble Energy, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2017, as amended by Amendment No. 1 to the Registration Statement filed with the SEC on March 21, 2017, and declared effective by the SEC on March 23, 2017 (the “Registration Statement”), the Company registered the issuance of up to 56,201,516 shares (the “Shares”) of its common stock, par value $0.01 per share (each, a “Company Common Share”), to the shareholders of Clayton Williams Energy, Inc. (“CWEI”) upon the effectiveness of a merger of Wild West Merger Sub, Inc. (“Merger Sub”), an indirect, wholly owned subsidiary of the Company (the “Merger”) with and into CWEI, as a result of which CWEI became an indirect, wholly owned subsidiary of the Company. After completion of the Merger, but as part of the same plan as the Merger, CWEI merged with and into NBL Permian LLC, an indirect, wholly owned subsidiary of the Company (“NBL Permian”), with NBL Permian continuing as the surviving company.

Pursuant to the Merger, each share of common stock, par value $0.10 per share, of CWEI (each, a “CWEI Common Share”) issued and outstanding (other than common stock held in treasury and common stock held by stockholders who properly complied in all respects with the provisions of Section 262 of the General Corporation Law of the State of Delaware as to appraisal rights), and each unexercised warrant to purchase or otherwise acquire CWEI Common Shares (each, a “CWEI Warrant”), was converted into the right to receive, at the election of the stockholder or warrant holder, as applicable, and subject to proration, one of the following forms of consideration:

•
for each CWEI Common Share, one of (i) 3.7222 Company Common Shares (the “Share Consideration”); (ii)(A) $34.75 in cash (subject to applicable withholding tax), without interest and (B) 2.7874 Company Common Shares (the “Mixed Consideration”); or (iii) $138.39 in cash (subject to applicable withholding tax), without interest (the “Cash Consideration”); and

•
for each CWEI Warrant, either (i) the Share Consideration in respect of the number of CWEI Common Shares that would be issued upon a cashless exercise of such CWEI Warrant immediately prior to the effective time of the Merger (“Warrant Notional Common Shares”); (ii) the Mixed Consideration in respect of the number of Warrant Notional Common Shares represented by such CWEI Warrant; or (iii) the Cash Consideration in respect of the number of Warrant Notional Common Shares represented by such CWEI Warrant.

Each option to purchase CWEI Common Shares (each, a ‘‘CWEI Option’’) outstanding immediately prior to the effective time of the Merger vested and was exchanged for the number of Company Common Shares, rounded down to the nearest whole share, equal to the quotient of (i) the product of (A) the number of CWEI Common Shares subject to the CWEI Option, multiplied by (B) the amount by which the per share closing trading price of CWEI Common Shares on the business day immediately before the effective time of the Merger exceeded the exercise price per CWEI Common Share otherwise purchasable pursuant to the CWEI Option immediately prior to the effective time of the Merger, divided by (ii) the average of the closing sale prices of a Company Common Share as reported on the NYSE for the ten consecutive full trading days, ending at the close of trading on April 21, 2017, the full trading day immediately preceding the date on which the effective time of the Merger occurred.

The Merger was effective on April 24, 2017 and, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 13, 2017, by and among the Company, Merger Sub, NBL Permian and CWEI, 54,087,136 Company Common Shares were issued to former stockholders and warrant holders of CWEI in the Merger in exchange for their CWEI Common Shares or CWEI Warrants (including Company Common Shares sold in lieu of fractional shares), as applicable, 457,108 Company Common Shares were issued to former option holders of CWEI in the Merger in exchange for their CWEI Options and 1,428,228 Company Common Shares were reserved for restricted shares issued in exchange for restricted shares of CWEI (which shares were included on Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (the “S-8”)). Accordingly, the Company is seeking to deregister the 229,044 Company Common Shares that were not issued or reserved for issuance under the Registration Statement (including the S-8).

Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister the 229,044 Company Common Shares under the Registration Statement that were not issued.

SIGNATURES

Pursuant to the requirements of the Securities Act the Registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 333-216458 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 31st day of October, 2017.

NOBLE ENERGY, INC.

By:	/s/ David L. Stover
David L. Stover
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity in which signed	Date
/s/ David L. Stover	Chairman, President and Chief Executive Officer (Principal Executive Officer)	October 31, 2017
David L. Stover /s/ Kenneth M. Fisher	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 31, 2017
Kenneth M. Fisher /s/ Dustin A. Hatley	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	October 31, 2017
Dustin A. Hatley *	Director	October 31, 2017
Jeffrey L. Berenson *	Director	October 31, 2017
Michael A. Cawley *	Director	October 31, 2017
Edward F. Cox *	Director	October 31, 2017
James E. Craddock *	Director	October 31, 2017
Thomas J. Edelman *	Director	October 31, 2017
Kirby L. Hedrick *	Director	October 31, 2017
Scott D. Urban *	Director	October 31, 2017
William T. Van Kleef *	Director	October 31, 2017
Molly K. Williamson By: /s/ David L. Stover		October 31, 2017
David L. Stover, As Attorney-in-Fact